UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                     ______________________

                            Form 8-K


                         CURRENT REPORT

             PURSUANT TO SECTION 13 or 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event report):  April 26, 1996


                     Coltec Industries Inc

     (Exact name of registrant as specified in its chapter)


Pennsylvania               1-7568                 13-1846375

(State or other juris-         (Commission               (I.R.S. Employer
diction of incorporation)     File Number)         Identification No.)


430 Park Avenue, New York, New York                            10022

(Address of principal executive offices)                     (Zip Code)


Registrant's telephone number, including area code:  (212) 940-0400

Item 5.   Other Events.


          On April 26, 1996, the Registrant issued a press release announcing that Borg-Warner Automotive is to acquire its automotive businesses. A copy of the Registrant's press release is attached hereto as an exhibit and is incorporated herein by reference.



Item 7.   Financial Statements and Exhibits.


     (c)  Exhibits.

          99. Press release, dated April 26, 1996, announcing Borg-Warner Automotive to acquire automotive businesses from Coltec Industries.

                                   SIGNATURES



          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     COLTEC INDUSTRIES INC


                              By:  Name:  Robert J. Tubbs
                                   Title: Senior Vice President



Dated:  April 26, 1996

                                                  EXHIBIT 99.


                  BORG-WARNER AUTOMOTIVE TO ACQUIRE AUTOMOTIVE
                       BUSINESSES FROM COLTEC INDUSTRIES


New York, NY, April 26, 1996 -- Borg-Warner Automotive, Inc. (NYSE:BWA) and Coltec Industries Inc (NYSE:COT) today announced that they have reached an agreement for the purchase by Borg-Warner Automotive of the operations and substantially all of the operating assets of three of Coltec Industries' automotive OEM businesses: Holley Automotive, Coltec Automotive and Performance Friction Products. The sale is expected to close in the second quarter of 1996, subject to regulatory approval and other conditions.

Under the terms of the agreement, Borg-Warner Automotive will pay $283 million in cash for the businesses. These operations reported combined sales of $255 million in 1995.

"Borg-Warner Automotive's goal over the last two years has been to acquire businesses that provide a strategic fit with our existing high technology operations. This is just the type of larger acquisition we've been seeking. It complements our existing controls business -- the area that is expected to provide us with our most rapid growth potential -- and is an excellent opportunity to position Borg-Warner Automotive as a leading global vehicle air management systems integrator," said Borg-Warner Automotive chairman and chief executive officer John F. Fiedler.

John W. Guffey, Jr., chairman, president and chief executive officer of Coltec Industries, said, "This transaction enables Coltec to allocate capital to growth opportunities and provides us with increased financial flexibility."

Holley Automotive, with a manufacturing facility in Water Valley, Mississippi, produces air induction systems, and solenoids and actuators for transmission, braking, suspension and steering systems. Coltec Automotive manufactures mechanical and electrical air pumps and oil pumps at a plant in Sallisaw, Oklahoma. Performance Friction Products produces wet friction material and synchronizers for manual transmissions and transfer cases at a Longview, Texas facility. These businesses together employ approximately 1,200.

Borg-Warner Automotive will incorporate the new businesses into its Control Systems operating subsidiary.

Chicago-based Borg-Warner Automotive, Inc. is a leading supplier of highly engineered components and systems, primarily for automotive drivetrain applications. The company operates manufacturing facilities in 12 countries serving the North American, European and Asian automotive markets.

Coltec Industries Inc is a diverse manufacturing company serving aerospace, automotive and other industrial markets.